Exhibit (l)

July 7, 2015

TriplePoint Venture Growth BDC Corp.

2755 Sand Hill Road, Suite 150

Menlo Park, California 94025

Ladies and Gentlemen:

We have acted as counsel to TriplePoint Venture Growth BDC Corp., a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-204933) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in connection with possible offerings from time to time by the Company of up to $500,000,000 in aggregate offering amount of: (1) its common stock, par value $0.01 per share (“Common Stock”); (2) its preferred stock, par value $0.01 per share (“Preferred Stock”); (3) warrants representing rights to purchase Common Stock (“Warrants”); (4) subscription rights entitling the holders to purchase Common Stock (“Subscription Rights”); and (5) debt securities (“Debt Securities”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinions set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that:

1.	When the Board authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Stock, on the exercise of Warrants or on the exercise of Subscription Rights, which are sold for at least the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

2.	When the Board authorizes the creation and sale of the Preferred Stock in accordance with the provisions of the Charter relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock is sold for at least its par value as contemplated in the Registration Statement, that Preferred Stock will be validly issued, fully paid and nonassessable.

3.	When the Board authorizes the issuance of Warrants which provide for the issuance of Common Stock upon payment of consideration equal at least to the par value of the Common Stock being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

4.	When the Board authorizes the issuance of Subscription Rights which provide for the right to purchase Common Stock, upon payment of consideration equal at least to the par value of the Common Stock being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Subscription Rights are issued as contemplated in the Registration Statement, those Subscription Rights will be duly authorized.

5.	When the Board authorizes the creation of one or more series of Debt Securities, and in accordance with that authorization and a duly executed and delivered indenture and any supplemental indenture between the Company and the trustee named therein, those Debt Securities are sold as contemplated in the Registration Statement, and if the interest on those Debt Securities is not at a rate which violates applicable law, those Debt Securities will constitute valid and legally binding obligations of the Company.

The opinion set forth in this letter relates only to the Maryland General Corporation Law and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This letter is given solely for your benefit and may not be relied upon by any other person for any purpose without our prior written consent in each instance.

Very truly yours,

/s/ Clifford Chance US LLP

Clifford Chance US LLP